Exhibit 99.2

Aqua Metals Prices $7 Million Public Offering of Common Stock and Warrants

Funds Raised in Support of a $33 Million Term Sheet with One of the World’s Largest Privately Held Companies

RENO, Nev., May 15, 2024 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (Nasdaq: AQMS) (“Aqua Metals” or the “Company”), a pioneer in sustainable lithium-ion battery recycling, today announced that it priced its public offering of 17,500,000 shares of its common stock and non-redeemable warrants to purchase 17,500,000 shares of its common stock. The public offering price, before the underwriters’ discount and commissions, for each share of common stock and for each warrant is $0.39 and $0.01, respectively. Aqua Metals expects the gross proceeds from this offering to be $7 million, before deducting the underwriting discount and commissions and other estimated offering expenses. Aqua Metals granted the underwriter a 30-day option to purchase up to 2,625,000 additional shares of common stock and warrants. Aqua Metals expects to close the offering, subject to customary conditions, on Friday, May 17, 2024.

All the Company’s officers and directors participated in the public offering. In addition, several long-time stockholders of the Company participated in the offering, including PADNOS. All the securities in the underwritten public offering were sold by the Company.

Participation by PADNOS in Aqua Metals' public offering is also strategic as the companies have been collaborating on a large DOE MESC grant application submitted in March of this year and are expecting to hear the results of that application this Summer. This investment by PADNOS is a strong indicator of the Company's continued innovation, given PADNOS's reputation for innovation and leadership in sustainable materials management. PADNOS's support underscores their confidence in Aqua Metals' pioneering technology after a detailed technical exploration of other technologies and its critical role in advancing sustainable battery recycling.

Aqua Metals intends to use the net proceeds from the offering for working capital and general corporate purposes. The offering is also intended to strengthen the Company’s balance sheet in support of a proposed $33 million secured credit facility for which the Company has entered into a non-binding term sheet with one of the world's largest privately held companies. This proposed strategic financial collaboration is intended to provide financing for the completion of Phase One development of the Company’s Sierra AquaRefining Campus (ARC).

The Benchmark Company, LLC acted as the sole book-running manager for the offering. The Liquid Venture Partners group at The Benchmark Company, LLC was responsible for sourcing and executing the offering.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering, and exercise of the common stock issuable on exercise of the warrants, was filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC. A preliminary prospectus supplement relating to the offering has been filed with the SEC, and a final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement relating to this offering may be obtained from The Benchmark Company, LLC, 150 East 58th Street, 17th floor, New York, NY 10155, by email at prospectus@benchmarkcompany.com, or by calling +1 (212)-312-6700.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The Company is pioneering a sustainable recycling solution for materials strategic to energy storage and electric vehicle manufacturing supply chains. AquaRefining™ is a low-emissions, closed-loop recycling technology that replaces polluting furnaces and hazardous chemicals with electricity-powered electroplating to recover valuable metals and materials from spent batteries with higher purity, lower emissions, and minimal waste. Learn more at www.AquaMetals.com

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the expected closing of the public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in under the caption “Risk Factors” in the preliminary prospectus supplement related to the offering. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information

Investor Relations

Bob Meyers & Rob Fink

FNK IR

646-878-9204

aqms@fnkir.com

Media

Matt Roberts

Aqua Metals

775-446-7245

matt.roberts@aquametals.com

Source: Aqua Metals